Exhibit 99.1

News release

QLT ANNOUNCES SECOND QUARTER 2013 RESULTS

For Immediate Release August 1, 2013

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. The Company today reported financial results for the second quarter ended June 30, 2013. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.

2013 SECOND QUARTER FINANCIAL RESULTS

Discontinued Operations Reporting

On September 24, 2012, the Company announced that it completed the sale of its Visudyne® business to Valeant Pharmaceuticals International, Inc. On April 3, 2013, the Company completed the sale of its punctal plug delivery system technology (the “PPDS Technology”) to Mati Therapeutics Inc. In accordance with the accounting standard for discontinued operations, the results of operations relating to both the Visudyne business and the PPDS Technology have been excluded from continuing operations and reported as discontinued operations for the current and prior periods.

QLT Expenses / Other Income

Research and Development (R&D) expenses relate to QLT’s synthetic retinoid program. During the second quarter of 2013, R&D expense was $4.4 million compared to $7.5 million for the same period in 2012. The $3.1 million decrease was primarily due to savings from the Company’s 2012 restructuring initiatives and higher spending in 2012 related to the completion of certain early stage safety studies and manufacturing activities required to support clinical studies.

During the second quarter of 2013, Selling, General and Administrative (SG&A) expense was $1.8 million compared to $5.9 million for the same period in 2012. The $4.1 million decrease was primarily due to savings from the Company’s 2012 restructuring initiatives.

Investment and Other Income was $1.2 million for the second quarter of 2013. This primarily consists of a $1.0 million gain related to the Fair Value Change in the Contingent Consideration asset. This gain occurred primarily because our contingent consideration assets are recorded as the present value of future expected payments with respect to Eligard® and Visudyne, and therefore as each quarter elapses, even if no changes are made to the underlying Eligard and Visudyne contingent consideration forecasts, a gain will be booked related to the time value of money as we move closer to realizing the full face value of the future expected payments.

Operating Loss

The operating loss for the second quarter of 2013 was $7.1 million, compared to a $13.7 million operating loss incurred during the same period in the prior year. The $6.6 million improvement in operating results is primarily due to savings from our 2012 restructuring initiatives and reduced spending on our synthetic retinoid program offset by $0.7 million of restructuring costs incurred during the quarter.

(Loss) Income from Discontinued Operations, Net of Income Taxes

For the second quarter of 2013, we incurred a $0.2 million loss from discontinued operations, net of income taxes, compared to a $4.1 million loss from discontinued operations for the same period in 2012.

Loss Per Share

Loss per share was $0.12 in the second quarter of 2013 compared to a $0.33 loss per share in the second quarter of 2012. The improvement was primarily due to restructuring savings and lower spending on the synthetic retinoid program, partially offset by restructuring charges and a lower gain from the Fair Value Change in Contingent Consideration in the current period.

Cash and Cash Equivalents and Restricted Cash

The Company’s consolidated cash balance at June 30, 2013 consisted of $103.2 million of cash and cash equivalents and $7.5 million of restricted cash, down from $307.4 million of cash and cash equivalents and $7.5 million of restricted cash at the end of 2012. The decrease was largely due to the $200 million special cash distribution to the Company’s shareholders, which was completed on June 27, 2013, and $13.5 million of common share repurchases completed in the first quarter of 2013. During the second quarter of 2013, proceeds received in connection with collection of the Eligard Contingent Consideration totaled $8.0 million ($18.9 million collected during the six months ended June 30, 2013). In addition, we still have up to $57.9 million of Eligard Contingent Consideration remaining to be collected.

“During our first year as your fiduciaries, QLT’s Board of Directors is very pleased to have reduced SG&A and non-retinoid development expenses by approximately 70% and returned significant capital to shareholders in such a tax-efficient manner; while simultaneously advancing the development of our orphan-disease-focused synthetic oral retinoid program. Throughout the balance of 2013, your Board will continue its efforts to maximize value for our shareholders, including further advancing QLT091001. We look forward to updating you on our development plans for QLT091001 by year-end 2013,” said Jason M. Aryeh, Chairman of the Board.

Passive Foreign Investment Company

The Company believes that it was classified as a Passive Foreign Investment Company (PFIC) for 2008 – 2012, and that it may be classified as a PFIC in 2013, which could have adverse tax consequences for U.S. shareholders. Please refer to our Annual Report on Form 10-K for additional information.

QLT Inc. - Financial Highlights

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

In accordance with United States generally accepted accounting principles

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands of U.S. dollars except share and per share information)	2013	2012	2013	2012
Expenses
Research and development	$4,392	$7,465	$8,472	$13,981
Selling, general and administrative	1,810	5,872	3,892	9,980
Depreciation	252	326	487	689
Restructuring charges	671	—	1,493	—

	7,125	13,663	14,344	24,650

Operating loss	(7,125)	(13,663)	(14,344)	(24,650)
Investment and other income
Net foreign exchange gains (losses)	84	(32)	18	(150)
Interest income	80	56	136	88
Fair value change in contingent consideration	1,038	1,650	1,833	3,591
Other gains	36	29	36	83

	1,238	1,703	2,023	3,612

Loss from continuing operations before income taxes	(5,887)	(11,960)	(12,321)	(21,038)
Provision for income taxes	(142)	(251)	(325)	(548)

Loss from continuing operations	(6,029)	(12,211)	(12,646)	(21,586)

(Loss) Income from discontinued operations, net of income taxes	(170)	(4,093)	20	(4,995)
Net loss and comprehensive loss	($6,199)	($16,304)	($12,626)	($26,581)

Basic and diluted net loss per common share
Continuing operations	($0.12)	($0.25)	($0.25)	($0.44)
Discontinued operations	($0.00)	($0.08)	$0.00	($0.10)

Net loss per common share	($0.12)	($0.33)	($0.25)	($0.54)

Weighted average number of common shares outstanding (thousands)
Basic and diluted	50,883	49,191	50,736	49,088

QLT Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

In accordance with United States generally accepted accounting principles

(Unaudited)

(In thousands of U.S. dollars)	June 30, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$103,180	$307,384
Restricted cash	7,502	7,500
Accounts receivable	684	3,960
Contingent consideration—current	40,627	41,255
Income taxes receivable	600	554
Deferred income tax assets—current	362	644
Assets held for sale	—	300
Prepaid and other	2,396	1,442

Total current assets	155,351	363,039
Property, plant and equipment	2,235	2,655
Deferred income tax assets—non-current	230	370
Contingent consideration—non-current	18,743	35,154

Total assets	176,559	401,218

LIABILITIES
Current liabilities
Accounts payable	3,319	$6,121
Accrued liabilities	1,189	2,515
Accrued restructuring charge	666	1,933
Deferred income	—	456

Total current liabilities	5,174	11,025
Uncertain tax position liabilities	1,813	1,875

Total liabilities	6,987	12,900

SHAREHOLDERS’ EQUITY
Share capital
Authorized 500,000,000 common shares without par value 5,000,000 first preference shares without par value, issuable in series
Issued and outstanding	466,229	471,712
Common shares
June 30, 2013 – 51,081,878 shares
December 31, 2012 – 51,589,405 shares
Additional paid-in capital	95,387	296,024
Accumulated deficit	(495,013)	(482,387)
Accumulated other comprehensive income	102,969	102,969

Total shareholders’ equity	169,572	388,318

Total shareholders’ equity and liabilities	$176,559	$401,218

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Visudyne® is a registered trademark of Novartis AG

Eligard® is a registered trademark of Sanofi S.A.

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements concerning our ability to maximize the value of our assets, including further progressing QLT091001; statements concerning our PFIC status; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “believes,” “expects,” “hopes,” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne or Eligard may be less than expected thereby impacting our contingent consideration; the risk that we may not receive any or as much additional contingent consideration as we might expect under our agreements with respect to the sale of Visudyne, Eligard and the PPDS Technology; risks and uncertainties concerning the impacts that QLT’s strategic initiatives will have on the market price of our securities; risks resulting from recent changes in personnel; uncertainties relating to our development plans, timing and results of the clinical development and commercialization of our products and technologies; assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; risks and uncertainties associated with the safety and effectiveness of our technology; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.

This press release also contains “forward looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.